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                                                                   Exhibit 10.77


                        TEMPORARY DISTRIBUTION AGREEMENT

Whereas Calypte Biomedical Corporation ("Calypte") and American Edge Medical Company ("American Edge") executed in May, 2000 a Distribution Agreement whereby Calypte appointed American Edge as its exclusive distributor for Calypte products in the Republic of South Africa (the "Distribution Agreement"), and

Whereas the two parties wish to explore the possibility of extending the Territory governed by the Distribution Agreement beyond the Republic of South Africa, to include forty-one additional sub-Saharan African countries, the parties agree as follows:

The Temporary Distribution Agreement Territory shall include the forty-one sub-Saharan countries south of, and including Mauritania, Mali, Niger, Chad, Eritrea, Djibouti, and Somalia. The island of Madagascar is also included. The Republic of South Africa is excluded from this Temporary Distribution Agreement since it is already governed by a the Distribution Agreement.

Effective August 1, 2000 and until January 31, 2001 inclusive, Calypte shall grant to American Edge on a temporary basis the exclusive distribution rights for the products itemized in the Distribution Agreement, with inter alia, the following five provisions:

1.   [*]

2. American Edge shall not sub-distribute Calypte products through any party other than African Medical Solutions without the prior express written approval of Calypte.

3. American Edge shall ensure, both through its own actions and those of African Medical Solutions and its partners, that Calypte's products are always portrayed accurately in terms of clinical performance, product storage requirements, laboratory requirements, and sampling requirements.

4.   [*]


[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS


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5.   All terms and definitions of the Distribution Agreement governing the
     Republic of South Africa shall apply to the Temporary Distribution Agreement and are hereby incorporated by reference, except for those relating specifically to South African sales minima and termination date. American Edge specifically agrees to abide by Clause 4.16 of the South Africa Distribution Agreement regarding competing products with respect to this Temporary Distribution Agreement.

Between January 15 and January 31, 2001, provided that American Edge has complied with the five provisions above and the applicable terms and conditions of the Distribution Agreement, Calypte and American Edge, in concert with American Edge's sub-distributor African Medical Solutions, will review the sales prospects for each of the forty-one countries in the Temporary Distribution Agreement. At that time, Calypte, in good faith, will determine if the Temporary Distribution Agreement shall be extended, and under what terms and minima. Depending on the outcome of these discussions, an extension may be granted for none, some, or all of the forty-one countries.

In the event that American Edge fails to comply with any of the five provisions above or the applicable terms and conditions of the Distribution Agreement, Calypte may choose not to extend the Temporary Distribution Agreement whatsoever. In this event, effective February 1, 2001 Calypte will be free to appoint any distributor(s) it chooses, for any or all of the countries within the territory governed by this Temporary Distribution Agreement.

Agreed upon, this 21 day of July, 2000

By:


/s/ Nancy E. Katz                           /s/ Sammy Ciling
----------------------------------          ----------------------------------
Nancy Katz, President and CEO               Sammy Ciling, President
Calypte Biomedical Corporation              American Edge Medical Company




[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS